Exhibit 15.1

               Letter re: Unaudited Interim Financial Information

October 17, 2000


The Board of Directors and Stockholders
Genentech, Inc.

     We are aware of the incorporation by reference in the registration statement (Form S-3, Amendment No. 2) of Genentech, Inc., for the registration of 6,517,309 shares of its common stock, of our reports dated April 10, 2000 and July 12, 2000 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

     Pursuant to Rule 436(c) of the Securities Act of 1933 our report dated April 10, 2000 is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                    Very Truly Yours,


                                                    /s/ Ernst & Young LLP